EXHIBIT 99.1

WOLVERINE WORLD WIDE, INC. 9341 Courtland Drive, Rockford, MI 49351 Phone (616) 866-5500; FAX (616) 866-0257

FOR IMMEDIATE RELEASE CONTACT: Stephen L. Gulis Jr. (616) 866-5570

WOLVERINE WORLD WIDE, INC. ANNOUNCES
FIRST QUARTER EARNINGS PER SHARE UP 35.0%
AND INCREASES 2005 ESTIMATES

          Rockford, Michigan, April 20, 2005 - Wolverine World Wide, Inc. (NYSE: WWW) today reported record revenue and earnings for its first quarter ended on March 26, 2005.

          The Company achieved record revenue for the first quarter of 2005 totaling $245.2 million, a 9.0 percent increase over first quarter 2004 revenue of $224.9 million. Earnings per share during the first quarter of 2005 grew to $0.27 per share compared to $0.20 per share reported for the same quarter last year, an increase of 35.0 percent.

          "This year is off to a record start as we achieved a strong double-digit earnings increase for the first quarter of 2005," stated Timothy J. O'Donovan, the Company's President and CEO. "Building on the momentum generated by the Company's earnings performance in 2004, our first quarter results were driven by our strong global brands and product innovation resulting in accelerated consumer demand for the Company's products. Operating improvements occurred throughout the business with Europe contributing significantly to the revenue and earnings increase. Merrell, which continued to be our leading sales and profit driver, recorded double-digit revenue and earnings gains with the strongest increases coming from the U.S. business and the success of Merrell Continuum™."

          "Other areas of achievement included the global Sebago business which posted double-digit revenue and earnings gains. In the U.S., Wolverine Boots and Shoes experienced significant earnings improvement led by the performance of Wolverine MultiShox™. Increased focus on brand development benefited both the global Hush Puppies and CAT Footwear operations as these businesses reported strong revenue and double-digit profit improvements."

          "Record first quarter earnings were driven by significant gross margin expansion," reported the Company's CFO, Stephen L. Gulis Jr. "Gross margin during the first quarter of 2005 grew to a record 39.3 percent, a 130 basis point improvement over first quarter 2004. This improvement resulted primarily from increased sales of higher margin lifestyle products and a positive impact from foreign currency."

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Q1 2005	page 2

          "Our inventory levels were up in the first quarter, with the increase coming exclusively from the Outdoor Group as it supported the Merrell Continuum™ initiative and Sebago's growth. During the quarter, we increased our investment in product development and marketing efforts while slightly reducing our expenses as a percent of revenue."

          O'Donovan concluded, "Looking ahead, our order backlog was up over 11 percent at the close of the first quarter of 2005 compared to the prior year. On the strength of the first quarter's results and continuing consumer demand for our global brands, we are increasing the Company's 2005 estimates. We expect revenue to range from $1.045 billion to $1.065 billion, up from our previous estimate of $1.040 to $1.060 billion, and expect earnings per share to range from $1.22 to $1.27, up from our previous estimate of $1.19 to $1.24. These estimates do not include any impact from the potential repatriation of foreign earnings under the American Jobs Creation Act of 2004."

          The Company will host a conference call at 10:00 a.m. ET today to discuss these results and current business trends. To listen to the call at the Company's website, go to www.wolverineworldwide.com, click on "Investors" in the navigation bar, and then click "Webcast" from the top navigation bar of the "Investors" page. To listen to the webcast, your computer must have Windows Media Player, which can be downloaded for free on the Wolverine World Wide website. In addition, the conference call can be heard at www.streetevents.com. A replay of the call will be available at the Company's website through May 4, 2005.

          With a commitment to service and product excellence, Wolverine World Wide, Inc. is one of the world's leading marketers of branded casual, active lifestyle, work, outdoor sport and uniform footwear and slippers. The Company's portfolio of highly recognized brands includes: Bates®, Hush Puppies®, HYTEST®, Merrell®, Sebago® and Wolverine®. The Company also markets footwear under popular licensed brands including CAT®, Harley-Davidson® and Stanley®. The Company's products are carried by leading retailers in the U.S. and globally in over 140 countries. For additional information, please visit our website, www.wolverineworldwide.com.

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Q1 2005	page 3

          This press release contains forward-looking statements, including those relating to 2005 sales and earnings, order backlog and consumer demand. In addition, words such as "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Risk Factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Risk Factors include, among others: changes in consumer preferences or spending patterns; cancellation of future orders; changes in planned customer demand, re-orders or at-once orders; the availability and pricing of foreign footwear factory capacity; reliance on foreign sourcing; the availability of power, labor and resources in key foreign sourcing countries, including China; the impact of competition and pricing; integration and operations of newly acquired businesses; retail buying patterns; consolidation in the retail sector; changes in economic and market conditions; acts and effects of war and terrorism; changes in duty structures in countries of import and export; and additional factors discussed in the Company's reports filed with the Securities and Exchange Commission and exhibits thereto. Other Risk Factors exist, and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company undertakes no obligation to update, amend or clarify forward-looking statements.

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WOLVERINE WORLD WIDE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
($000's, except share and per share data)

	12 Weeks Ended
	March 26, 2005	March 27, 2004
Revenue	$245,175	$224,871
Cost of products sold	148,747	139,430

Gross profit	96,428	85,441
Selling and administrative expenses	72,154	66,337

Operating profit	24,274	19,104
Other expense	216	1,010

Earnings before income taxes and
minority interest	24,058	18,094
Income taxes	7,795	5,778

Earnings before minority interest	16,263	12,316
Minority interest	-	(17)

Net earnings	$16,263	$12,299

Diluted earnings per share	$.27	$.20

CONDENSED BALANCE SHEETS
(Unaudited)
($000's)

	March 26, 2005	March 27, 2004		March 26, 2005	March 27, 2004
ASSETS:			LIABILITIES & EQUITY:
Cash & securities	$43,505	$36,770	Notes payable	$1,000	$-
Receivables	181,746	168,670	Current maturities on
			long-term debt	10,735	16,020
Inventories	193,771	173,621	Accounts payable and other
			accrued liabilities	104,228	80,942
Other current assets	24,705	23,437	Total current liabilities	115,963	96,962
Total current assets	443,727	402,498
			Long-term debt	36,848	43,898
Plant & equipment, net	94,089	96,335	Other noncurrent liabilities and
			minority interest	37,122	34,529
Other assets	113,814	112,936	Stockholders' equity	461,697	436,380

Total Assets	$651,630	$611,769	Liabilities & Equity	$651,630	$611,769